Exhibit 99.1
[ONEOK Logo]	News
December 1, 2005	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Lori Webster 918-588-7570

ONEOK Closes on Sale of Texas Natural Gas

Gathering and Processing Assets

TULSA, Okla. -- Dec. 1, 2005 --ONEOK, Inc. (NYSE: OKE) announced today that it has completed the transaction to sell certain natural gas gathering and processing assets in Texas to Eagle Rock Energy, a privately held company based in Houston, Texas, for $528 million.

The transaction was previously announced on Oct. 11, 2005.

ONEOK will net after-tax sale proceeds of $356 million.

The sale generates an after-tax book gain of approximately $162 million, or $1.49 per diluted share of common stock, which will be recorded in income from continuing operations in the fourth quarter 2005.

It is expected that approximately 90 ONEOK employees associated with the assets will join Eagle Rock.

---------------------------------------------------------------------------------------------------------------------

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  ONEOK is a Fortune 500 company.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Acts of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income from the businesses we acquired on July 1, 2005, from Koch Industries, Inc. and affiliates; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.